Exhibit 3.1

Execution Version

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW SOURCE ENERGY GP, LLC

This Amendment No. 1 (“Amendment”) to the Amended and Restated Limited Liability Company Agreement dated February 13, 2013 (the “Agreement”) of New Source Energy GP, LLC, a Delaware limited liability company (the “Company”) is made and entered into as of March 15, 2013, by New Source Energy Corporation, a Delaware corporation (“New Source Energy”), the David J. Chernicky Trust (the “Chernicky Trust”), and Deylau, LLC, a Delaware limited liability company (“Deylau” and, together with New Source Energy and the Chernicky Trust, the “Members”). Capitalized terms used herein but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, in accordance with Section 11.4 of the Agreement, the execution of this Amendment has been approved by the consent of Members holding a majority of the outstanding Membership Interests;

NOW, THEREFORE, the Members hereby amend the Agreement as follows:

Section 1. Amendments to Agreement. The Agreement is hereby amended as follows:

(a) Section 1.1 of the Agreement is hereby amended to include the following definition:

“Amendment Effective Date” means March 15, 2013.

(b) The second sentence of Section 3.1(a) is hereby amended and restated in its entirety to read as follows:

“Exhibit A reflects the Members’ ownership of their respective Membership Interests as of the Amendment Effective Date.”

(c) The third sentence of Section 4.1(a) is hereby amended and restated in its entirety to read as follows:

“The Parties hereto agree that, as of the Amendment Effective Date, the respective percentage of each class of Membership Interests owned by each Member are as set forth on Exhibit A.”

(d) Exhibit A to the Agreement is amended and replaced by deleting it in its entirety and inserting the March 2013 Amended Exhibit A to the Agreement attached hereto as Annex A (the “March 2013 Amended Exhibit A”) in replacement therefor.

(e) All references in the Agreement to Exhibit A to the Agreement shall mean and be deemed to be references to the March 2013 Amended Exhibit A.

Section 2. Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(b) Governing Law. This Amendment is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(c) Ratification. Except as amended hereby, the Agreement shall remain in full force and effect as previously executed and amended, and each of the Members hereby ratifies the Agreement as amended hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

NEW SOURCE ENERGY CORPORATION

By:	/s/ Kristian B. Kos
Name:	Kristian B. Kos
Title:	President and Chief Executive Officer

DAVID J. CHERNICKY TRUST

By:	/s/ David J. Chernicky
Name:	David J. Chernicky
Title:	Trustee

DEYLAU, LLC

By:	/s/ Kristian B. Kos
Name:	Kristian B. Kos
Title:	Manager

ANNEX A

MARCH 2013 AMENDED EXHIBIT A

Member	Membership Interest
New Source Energy Corporation (1)	5.6%
David J. Chernicky Trust (2)	25.0%
Deylau, LLC (3)	69.4%

Total:	100%

(1)	914 N. Broadway Ave., Suite 230, Oklahoma City, OK 73102.
(2)	1307 S. Boulder Avenue, Tulsa, Oklahoma 74119.
(3)	914 N. Broadway Ave., Suite 230, Oklahoma City, OK 73102.

Annex A — March 2013 Amended Exhibit A